Exhibit 10.1

EXECUTION COUNTERPART

11/16/06

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of this 16th day of November, 2006, and shall be effective as of the Effective Time (as defined in the Merger Agreement (as defined below), if any (the “Effective Date”), among BG Holding LLC, a Delaware limited liability company (the “Parent”), The Brickman Group, Ltd., a Delaware corporation (the “Company”), Brickman Group Holdings, Inc., a Delaware corporation (“Holdings”), and Scott Brickman (“Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Employment; Contingent Effectiveness.

(a)	The Company and Holdings shall continue to employ Executive, and Executive hereby continues his employment with the Company and Holdings, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in paragraph 4 hereof (the “Employment Period”).

(b)	Notwithstanding anything herein to the contrary, this Agreement shall only be effective if the Effective Time occurs as defined in the Merger Agreement. Until the Effective Time occurs, the Amended and Restated Employment Agreement by and among the Executive, the Company and Holdings, dated April 12, 2004 (“Current Agreement”) shall remain in effect. If the Merger Agreement is terminated, this Agreement shall be null and void ab initio.

2.	Position and Duties.

(a)	During the Employment Period, Executive shall serve as the President and Chief Executive of the Company and Holdings, and shall have the normal duties, responsibilities and authority of the President and Chief Executive Officer of each such entity, subject to the power of the Board of Directors (or such equivalent entity) of the Parent (the “Parent Board”) to expand or limit such duties, responsibilities and authority and to override actions of the President and Chief Executive Officer. During the Employment Period, the Executive’s principal place of business shall be at the Company’s offices in Gaithersburg, Maryland.

(b)	Executive shall report to Parent Board, and Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, Holdings and the other Subsidiaries of Holdings. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner and shall not undertake any other business activities that could adversely affect the performance of his duties.

(c)	For purposes of this Agreement, “Subsidiaries” shall mean any corporation, partnership, limited liability company or other entity of which the securities having a majority of the voting power in electing directors, general partners or managers are, at the time of determination, owned by the Holdings, directly or through one of more Subsidiaries.

3.	Compensation.

(a)	During the Employment Period, Executive’s base salary shall be $500,000 per annum (the “Base Salary”), which salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding. The Base Salary shall be adjusted following the end of each fiscal year during the Employment Period to reflect changes in the national consumer price index during such fiscal year. In addition, during the Employment Period, Executive shall be entitled to participate in all of the employee benefit programs for which senior executive employees of Holdings, the Company or any other Subsidiaries are generally eligible (the “Benefit Programs”), and Executive shall be entitled to vacation time as Executive considers appropriate.

(b)	The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. During the Employment Period, the Company shall pay Executive a car allowance of $1350 per month.

(c)	Executive shall be entitled to use of the Company’s jet (the “Company Jet”) for business use, which Company Jet shall be the same class aircraft as is provided as of the Effective Date. When not being used for business purposes, Executive, and in his discretion, other members of the Brickman Family may use the Company Jet. The first 50 hours of personal use of the Company Jet during each fiscal year shall be deemed to be compensation. Hours of use in excess of 50 hours in any fiscal year of by the Executive or other Brickman Family members shall be charged at a rate of $1,600 per hour of use.

(d)	During the Employment Period, the Company shall also reimburse Executive for the cost of all club memberships for which the Executive is currently being reimbursed by the Company.

(e)	Holdings shall award a bonus (the “Performance Bonus”) to Executive with respect to each fiscal year during the Employment Period in which Holdings achieves EBITDA equal to at least 90% of the amount set forth in the Holdings final annual operating budget proposed by the Executive and approved by the Parent Board, as adjusted with the mutual agreement of the Executive and Parent Board to account for any acquisition by the Company during such year (“Budgeted EBITDA”), but, if Holdings achieves less than 90% of Budgeted EBITDA, Holdings shall not be obliged to award Executive any bonus. For fiscal years in which the EBITDA equals or exceeds 90% of Budgeted EBITDA, the Company shall award Executive a bonus equal to a percentage of his Base Salary determined based upon the following schedule:

Percentage of Budgeted EBITDA	Percentage of Base Salary
90-94.9%	60%
95-99.9%	80%
100-104.9%	100%
105-109.9%	115%
110-114.9%	120%
115% and up	125%

The Performance Bonus will be paid by Holdings to the Executive no later than 30 days after Parent Board receives the Holdings’ final audited financial statements for such fiscal year.

(f)	The Merger Agreement provides that as of the Effective Date the Parent shall establish a Management Equity Incentive Plan (the “Incentive Plan”) pursuant to which participants in the Incentive Plan shall be granted Junior Units of Parent. As of the Effective Date, the Parent shall grant the Executive 25% of the Junior Units initially available for grant under the Incentive Plan.

4.	Term.

(a)	The Employment Period shall continue until the fifth anniversary of the Effective Date (“Initial Term”) and shall be extended by one additional year (each an “Additional Term”), unless either Holdings or Executive provides written notice of termination of the Employment Period to the other parties hereto at least 90 days prior to end of the Initial Term or the end of any applicable Additional Term (a “Termination Notice”). The Employment Period shall terminate prior to termination under the immediately previous sentence only (i) by approval of the Board of Directors of Parent, including the approval of the Parent Board members to be appointed by the Brickman Family and Green Equity Investors IV, LP (the “Investor”), as provided in the limited liability company agreement of Parent, (ii) upon the resignation of the Executive with ninety (90) days notice to Holdings, or (iii) the death of the Executive. The date on which the Employment Period terminates is the “Termination Date”.

(b)	If the Employment Period is terminated by reason of Executive’s death, Executive (or his representative) shall be entitled to receive his accrued, unpaid Base Salary, Performance Bonus and any other compensation, benefits or rights that he is entitled to under the terms of the applicable Benefits Programs and/or the Incentive Plan.

5.

Confidential Information. Executive acknowledges that the information, observations and data obtained by him while employed by Holdings, the Company and any other Subsidiaries (including those obtained while employed by The Brickman Group, Ltd. and its predecessors prior to the date of this Agreement concerning the business or affairs of the Company and any Subsidiary (“Confidential Information”)) are the property of Holdings, the Company or such other Subsidiary. Therefore, Executive agrees that he shall not (except as required by law or legal process, provided that in the latter case Executive uses reasonable efforts to provide Holdings or its Subsidiaries with an opportunity to seek a protective order) disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Parent Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company promptly upon the termination of employment, or at any other time Holdings or the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of Holdings, the Company or any other Subsidiary which he may then possess or have under his control.

6.	Non-Compete, Non-Solicitation.

(a)	In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with Holdings and the Company he shall become familiar, and during his previous employment with the Company and its predecessors he has become familiar, with Holdings’ and the Company’s trade secrets and with other Confidential Information concerning Holdings, the Company and its predecessors and any other Subsidiaries and that his services have been and shall be of special, unique and extraordinary value to Holdings, the Company and the other Subsidiaries. Therefore, Executive agrees that during (i) the Employment Period and (ii) for two years thereafter (as defined below) ((i) and (ii), collectively, the “Noncompete Period”), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or any Subsidiaries, as such businesses exist or are in process on the date of the termination of Executive’s employment, within any state in the United States in which the Company or the Subsidiaries engage in such businesses at the time of termination and all states located adjacent to such states. Nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b)

During (i) the Employment Period (except on Holdings’, the Company’s or any other Subsidiary’s behalf) and (ii) for two years thereafter, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of Holdings, the Company or any other Subsidiary to leave the employ of Holdings, the Company or such other Subsidiary, nor shall Executive make any intentionally disparaging remarks about Holdings, the Company, their respective officers and directors or their stockholders to any such employee, (ii) hire any person who was an employee of Holdings, the Company or any other Subsidiary at any time during the Employment Period (except that the foregoing shall not prohibit the employment of any individuals (A) who have ceased to be employed by Holdings, the Company or any other Subsidiary, as the case may be, for at least three months prior to the first time such individuals and Executive (directly or indirectly through another entity) discussed employment and (B) who are responding to a general help wanted advertisement (including by way of the internet) or who have submitted an application through a recruiting or personnel placement company, provided that such individual has taken such actions without any encouragement of Executive (directly or indirectly), or (iii) induce or attempt to induce any customer, supplier, license, licensor, franchisee or other business relation of Holdings, the Company or any other Subsidiary to cease doing business with Holdings, the Company or any other Subsidiary.

(c)	If, at the time of enforcement of this paragraph 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this paragraph 6 are reasonable.

(d)	In the event of the breach or a threatened breach by Executive of any of the provisions of this paragraph 6, Holdings or the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of this paragraph 6, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

7.	Definitions.

(a)	“Brickman Family” means the Executive, his ancestors and his descendants, as well as his spouse, his siblings and each of their respective spouses, siblings, ancestors, and descendants.

(b)	“EBITDA” means, for any period, an amount equal to the sum of Holdings’ consolidated net income, plus the provision for taxes of the Holdings, the Company or any other Subsidiary for such period based on income or profits (including the amount of any permitted tax distributions), plus interest expense, plus depreciation and amortization charges reducing Holdings’ consolidated net income.

(c)	“Merger Agreement” means the Merger Agreement by and among the Parent, BG Intermediate Corp., BG Acquisition Corp., and Holdings, dated as of the date hereof.

8.	Certain Additional Payments.

(a)

In the event that the stock of Company or Holdings (or their successors or affiliates) is readily tradeable on an established securities market or otherwise, within the meaning of Section 280G(b)(5)(A)(ii)(I) of the Internal Revenue Code of 1986, as amended (the “Code”), if (i) a change in the ownership of, effective control of, or ownership of a substantial portion of the assets of, the Parent, the Company, or Holdings (in accordance with Section 280G(b)(2)(A) of the Code) and the applicable regulations thereunder) (a “Change in Control”), occurs, and (ii) any payments or benefits (including acceleration of the vesting or payment of any equity granted to the Executive or any deferred compensation owed to the Executive) received or to be received by Executive, whether under this Agreement or otherwise (the “Total Payments”), whether or not such Total Payments are contingent upon the occurrence of another event (such as termination of employment), would subject Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Company shall pay Executive in cash an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive after deduction of any Excise Tax upon the Total Payments and any federal, state and local income tax and Excise Tax upon the Gross-Up Payment shall be equal to the Total Payments. Such Gross-Up Payment shall be made by the Company to Executive as soon as practical following a determination that any of the Total Payments will be subject to the Excise Tax, but in no event beyond thirty (30) days from such date.

(b)	In the event that the stock of Company or Holdings (or their successors or affiliates) is not readily tradeable on an established securities market or otherwise, within the meaning of Section 280G(b)(5)(A)(ii)(I) of the Code:

(i)	Subject to Sections 8(b)(ii), if (A) a Change in Control occurs, (B) the Total Payments, whether or not such Total Payments are contingent upon the occurrence of another event (such as termination of employment) would subject Executive to the Excise Tax, and (C) the Board fails to (I) cause or allow for the necessary shareholder vote on the approval of the Total Payments for purposes of satisfying Section 280G(b)(5) of the Code or (II) use its commercially reasonable best efforts to obtain such a shareholder vote, then the Company shall cause a Gross-Up Payment to be made to the Executive. Such Gross-Up Payment shall be made by the Company to Executive as soon as practical following a determination that any of the Total Payments will be subject to the Excise Tax, but in no event beyond thirty (30) days from such date.

(ii)	No Gross-Up Payment shall be required or will be paid by the Company under Section 8(b)(i), if (A) the Executive becomes entitled to the Total Payments which constitute an “excess parachute payment” as defined in Section 280G(b) of the Code, (B) the Board (I) takes the necessary action to cause or allow for the necessary shareholder vote on the approval of the Total Payments for purposes of satisfying Section 280G(b)(5) of the Code and (II) uses its commercially reasonable best efforts to obtain such a shareholder vote, and (C) the Executive refuses to waive his right to such Total Payments and submit them to a shareholder vote for purposes of satisfying Section 280G(b)(5) of the Code (it being understood that no such waived payments shall be made absent shareholder approval in accordance with the requirements set forth in Section 280G(b)(5)(B) of the Code).

(c)

All determinations required to be made under this Section 8, including whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax, shall be made by the Company’s regular auditors (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and to Executive within 10 days after a request for such determinations are made by

Executive or the Company. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. For purposes of making any determination hereunder, Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rates applicable to Executive as of the date of the determination. The federal tax returns filed by the Executive (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accounting Firm with respect to any Excise Tax payable by the Executive and the Executive shall make proper payment of the amount of any Excise Tax. If, after the Company’s payment to the Executive of any Gross-Up Payment, the Accounting Firm determines in good faith that the amount of the Gross-Up Payment should be reduced or increased, or such determination is made by the Internal Revenue Service, then within ten business days of such determination, the Executive shall pay to the Company the amount of any such reduction, or the Company shall pay to the Executive the amount of any such increase; provided, that if the Executive has prior thereto paid such amounts to the Internal Revenue Service, such refund shall be due only to the extent that a refund of such amount is received by the Executive. The Executive shall cooperate in good faith with the Company in connection with any dispute or contest with the Internal Revenue Service related to the Excise Tax or Gross-Up Payment.

9.	Indemnification; D&O Insurance. Holdings and the Company shall indemnify the Executive to the fullest extent permitted by law and shall cover Executive under their applicable Directors’ and Officers’ insurance policies during the entire Employment Period plus for a period of six years thereafter.

10.	Certain Costs and Expenses. The Company shall reimburse or pay all of the reasonable costs and expenses paid or incurred by the Executive in negotiating and executing this Agreement, as soon as practicable after presentation of evidence to the Company of the payment or incurrence of such costs and/or expenses.

11.	Executive, Company and Holdings’ Representations. Executive, on the one hand, and the Company and Holdings, on the other, each hereby represents and warrants to the other that (i) the execution, delivery and performance of this Agreement by such party do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which such party is a party or by which such party is bound and (ii) upon the execution and delivery of this Agreement by the other party, this Agreement shall be the valid and binding obligation of such party, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

12.	Survival. Sections 3 through 7 and Sections 9 through 17 shall survive and continue in full force in accordance with their terms notwithstanding any termination.

13.	Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Mr. Scott Brickman

11637 Lake Potomac Drive

Potomac, MD 20854

With required copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2808

Attention: Carmen J. Romano

Notices to the Company or Holdings:

The Brickman Group, Ltd.

18227 Flower Hill Way

Suite D

Gaithersburg, MD 20879

Attention: Mark A. Hjelle, Esq.

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

14.	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, as if such invalid, illegal or unenforceable provision had never been contained herein.

15.	Complete Agreement. This Agreement is the sole agreement of the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which relate to the subject matter hereof (including, without limitation, that certain Employment Agreement, dated as of April 12, 2004, by and among the Company, Brickman Holdings Corp. and Executive).

16.	No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

17.	Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

18.	Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

19.	Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

20.	Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

BRICKMAN GROUP HOLDINGS, INC.

By:	/S/ Mark A. Hjelle
Its:	Executive Vice President

THE BRICKMAN GROUP, LTD.

By:	/S/ Mark A. Hjelle
Its:	Executive Vice President

BG HOLDING LLC

By:
Its:

SCOTT W. BRICKMAN

/S/ Scott W. Brickman

[Signature Page to Employment Agreement]

BG HOLDING LLC

By:	BG Investment LLC
Its:	Member

By:	Green Equity Investors IV, L.P.
Its:	Member

By:	GEI Capital IV, LLC
Its:	General Partner

By:	/S/ John Baumer
Name:	John Baumer
Title:	Senior Vice President

[Signature Page to Employment Agreement]